Exhibit 99.1

For more information contact: Jennifer Jarman The Blueshirt Group 415-217-5866 jennifer@blueshirtgroup.com
Synaptics Reports Results for Third Quarter of Fiscal 2011
•	Record March quarter revenue, up 23% year-over-year
•	Revenue from mobile touchscreen applications more than doubles year-to-date versus comparable period last year
Santa Clara, CA — April 21, 2011 — Synaptics (NASDAQ: SYNA), a leading developer of human interface solutions for mobile computing, communications, and entertainment devices, today reported financial results for its third fiscal quarter ended March 31, 2011.
Net revenue for the third quarter of fiscal 2011 was $142.4 million, an increase of 23% over the $116.2 million for the comparable quarter last year. Net income for the third quarter of fiscal 2011 was $13.5 million, or $0.38 per diluted share, compared with net income of $11.6 million, or $0.33 per diluted share, for the comparable quarter last year.
Non-GAAP net income for the third quarter of fiscal 2011 was $19.5 million, or $0.55 per diluted share, compared with non-GAAP net income of $16.3 million, or $0.46 per diluted share, for the third quarter of fiscal 2010. (See attached table for a reconciliation of GAAP to non-GAAP results.)
“We achieved record revenue for the March quarter and for the first nine months of fiscal 2011, as revenue from mobile applications more than doubled year-to-date over the comparable period last year,” stated Russ Knittel, Interim President and CEO. “During the third quarter, we continued to experience strong demand for our touchscreen solutions, partially offset by lower than expected revenue from touchpad applications, reflecting the general softness in consumer notebook demand. We also generated our first revenue from the emerging tablet category during the quarter.”
Mr. Knittel added, “Our current outlook assumes some near-term revenue headwinds from consumer notebook market dynamics and, as previously indicated, the continuing mix shift within our delivery model for touchscreen solutions. However, with that mix shift we also expect our gross margin percentage to increase, providing additional operating leverage to our business model. Moving forward, we are very pleased with the level of interest we have seen in our expanded product portfolio. Design activity is robust across our customer base, and we are very well-positioned for continued success in our long-term growth markets.”
Non-PC revenue of $80.7 million represented 57% of total revenue for the third quarter, an increase of 87% over the comparable quarter last year. Non-PC revenue consisted almost entirely of revenue from mobile phone applications, reflecting continued strong unit growth. PC revenue of $61.7 million decreased 15% from the comparable quarter last year and represented 43% of total revenue for the quarter.

Cash at March 31, 2011 totaled $246.3 million. Cash flow from operations for the quarter was $21.0 million.
Kathy Bayless, CFO, added, “Considering our backlog of approximately $94 million, customer forecasts, and the resulting expected product mix, we anticipate revenue to be in the range of $138 million to $146 million for the June quarter. Our outlook reflects a sequential increase in PC revenue compared to the weaker than expected March quarter, offset by lower revenue from mobile applications due to changes in product mix.”
Earnings Call Information
The Synaptics third quarter fiscal 2011 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, April 21, 2011, during which the company will provide forward-looking information. To participate on the live call, analysts and investors should dial 877-941-2068 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at www.synaptics.com.
About Synaptics Incorporated
Synaptics (NASDAQ: SYNA) is a leading developer of human interface solutions for the mobile computing, communications, and entertainment industries. The company creates interface solutions for a variety of devices including notebook PCs, PC peripherals, digital music players, and mobile phones. The TouchPad™, Synaptics’ flagship product, is integrated into a majority of today’s notebook computers. Consumer electronics and computing manufacturers use Synaptics’ solutions to enrich the interaction between humans and intelligent devices through improved usability, functionality, and industrial design. The company is headquartered in Santa Clara, California. www.synaptics.com
Use of Non-GAAP Financial Information
In evaluating its business, Synaptics considers and uses net income per share excluding share-based compensation, non-cash interest charges, and unusual or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation, non-cash interest charges, and unusual or non-recurring items is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents net income excluding share-based compensation, non-cash interest charges, and unusual or non-recurring items because it considers it an important supplemental measure of its performance. The company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges, non-cash interest charges, and unusual or non-recurring items. Net income excluding share-based compensation, non-cash interest charges, and unusual or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income. The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share.

Forward-Looking Statements
This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding the company’s assessment of strong demand for touchscreen solutions; the company’s expectations of the near-term revenue impact of the consumer notebook market dynamics and mix shift within its delivery model for touchscreen solutions; the company’s expectation that its gross margin percentage will increase as a result of the mix shift in its delivery model for touchscreen solutions; the company’s belief that it is very well-positioned for continued success in its long-term growth markets; the company’s anticipated revenue for the fourth quarter of fiscal 2011; the company’s expectations of its June quarter revenue reflecting an increase in PC revenue compared with its March quarter offset by lower revenue from mobile applications due to changes in product mix. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets it serves, (d) the success of our customers’ products that utilize our product solutions, (e) the development and launch cycles of our customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of our product solutions compared with competitors’ solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2010. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.
(Tables to Follow)

SYNAPTICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31,	June 30,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$246,285	$209,858
Receivables, net of allowances of $709 and $500, respectively	97,661	101,509
Inventories	32,624	18,667
Prepaid expenses and other current assets	4,438	4,471

Total current assets	381,008	334,505

Property and equipment, net	27,260	25,821
Goodwill	1,927	1,927
Non-current auction rate securities	29,078	28,012
Other assets	27,037	24,414

Total assets	$466,310	$414,679

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$60,107	$65,618
Accrued compensation	11,703	11,330
Income taxes payable	6,293	10,061
Other accrued liabilities	20,756	18,962

Total current liabilities	98,859	105,971

Convertible senior subordinated notes	2,305	2,305
Other liabilities	20,443	19,892

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.001 par value; 120,000,000 shares authorized; 46,500,890 and 44,891,834 shares issued, 34,178,397 and 34,020,521 shares outstanding, respectively	47	45
Additional paid in capital	394,895	347,764
Less: 12,322,493 and 10,871,313 treasury shares, respectively, at cost	(322,142)	(281,932)
Retained earnings	268,992	219,119
Accumulated other comprehensive income	2,911	1,515

Total stockholders’ equity	344,703	286,511

Total liabilities and stockholders’ equity	$466,310	$414,679

SYNAPTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net revenue	$142,406	$116,212	$455,172	$369,127
Cost of revenue (1)	84,790	68,910	269,690	219,672

Gross margin	57,616	47,302	185,482	149,455
Operating expenses
Research and development (1)	25,956	21,212	77,516	63,629
Selling, general, and administrative (1)	17,244	14,635	51,750	44,974

Total operating expenses	43,200	35,847	129,266	108,603

Operating income	14,416	11,455	56,216	40,852
Interest income	242	200	679	772
Interest expense	(4)	(4)	(13)	(2,395)
Impairment (loss)/recovery on investments, net	10	—	20	(443)

Income before income taxes	14,664	11,651	56,902	38,786
Provision for income taxes (2)	1,168	45	7,029	5,149

Net income	$13,496	$11,606	$49,873	$33,637

Net income per share:
Basic	$0.40	$0.35	$1.46	$0.99

Diluted	$0.38	$0.33	$1.40	$0.95

Shares used in computing net income per share:
Basic	33,992	33,526	34,118	33,826

Diluted	35,346	35,095	35,565	35,371

(1) Includes share-based compensation charges of:

Cost of revenue	$355	$553	$1,032	$1,816
Research and development	3,377	3,328	10,129	10,772
Selling, general, and administrative	4,619	4,314	14,547	14,751

	$8,351	$8,195	$25,708	$27,339

(2) Includes tax benefit for share-based compensation charges of:

	$2,347	$1,735	$7,426	$7,042

Non-GAAP net income per share:
Basic	$0.57	$0.48	$2.03	$1.63

Diluted	$0.55	$0.46	$1.94	$1.56

SYNAPTICS INCORPORATED
Computation of Basic and Diluted Net Income Per Share
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Numerator:
Basic and diluted net income	$13,496	$11,606	$49,873	$33,637

Denominator:
Shares, basic	33,992	33,526	34,118	33,826
Effect of dilutive share-based awards	1,354	1,569	1,447	1,545

Shares, diluted	35,346	35,095	35,565	35,371

Net income per share:
Basic	$0.40	$0.35	$1.46	$0.99

Diluted	$0.38	$0.33	$1.40	$0.95

Computation of non-GAAP basic and diluted net income per share (unaudited):

Numerator:
Reported net income	$13,496	$11,606	$49,873	$33,637

Non-GAAP adjustments (net of tax):
Non-recurring CEO resignation costs	—	—	1,006	—
Net (gain)/loss on investments	(10)	—	(20)	443
Non-cash interest expense	—	—	—	1,192
Discrete tax items	—	(1,815)	—	(370)
Share-based compensation	6,004	6,460	18,282	20,297

Non-GAAP basic and diluted net income	$19,490	$16,251	$69,141	$55,199

Non-GAAP net income per share:
Basic	$0.57	$0.48	$2.03	$1.63

Diluted	$0.55	$0.46	$1.94	$1.56